Exhibit 99.1

ZIVO BIOSCIENCE, INC. KICKS OFF FINAL PHASE OF BOVINE MASTITIS STUDY

KEEGO HARBOR, MI – (September 11, 2017) – ZIVO Bioscience, Inc. (OTCMKTS:ZIVO) a biotech/agtech R&D company engaged in the commercialization of nutritional and medicinal products derived from proprietary algal strains, announces today that it has commenced work on the final, primary phase of its discovery-stage bovine mastitis efficacy study. This latest efficacy trial is the final phase of a multi-phased validation effort that commenced in mid-2014. ZIVO and a global animal health company entered into an option/collaboration agreement in December of 2013 to determine if the Company’s bioactive compounds exhibit efficacy in addressing bovine mastitis, a common condition afflicting dairy cows that results in milk production losses, as well as analytics to isolate and characterize such bioactive compounds to the satisfaction of the collaborator.

Bovine mastitis is a global animal health issue affecting the world’s 244 million dairy cows and is responsible for billions of dollars in milk production losses.

This latest validation phase is complex in structure and execution, requiring a pre-pilot for pathogen cultivation, as well as a pilot test for initial inoculation and dose ranging. Once the preparatory work is completed and results are accepted by the Company’s collaborator, the balance of study moves forward to its conclusion. In addition to clinical observations, milk and blood samples, this final phase may include RNA extraction and gene expression analyses, which have the potential to create a significant trove of data to support the discovery-stage efficacy findings made by the Company.

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTCQB: ZIVO) is a Michigan-based biotech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on autoimmune and inflammatory response modulation.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

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ZIVO Bioscience, Inc.

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